 ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

EXHIBIT 99.1

News Release:

CONTACT:  Thomas W. Schneider, President & CEO, (315) 343-0057

Pathfinder Bancorp, Inc. Declares Dividend

OSWEGO, New York (September 29, 2016) - Thomas W. Schneider, President/CEO of Pathfinder Bancorp, Inc., the bank holding company of Pathfinder Bank (NASDAQ: PBHC) (listing: PathBcp), has announced that the Company has declared a cash dividend of $.05 per share on the Company's common stock relating to the fiscal quarter ending September 30, 2016. The dividend will be payable to all shareholders of record on October 14, 2016 and will be paid on November 4, 2016.

About Pathfinder Bancorp, Inc.

Pathfinder Bank is a New York State chartered commercial bank headquartered in Oswego, whose deposits are insured by the Federal Deposit Insurance Corporation. The Bank is a wholly owned subsidiary of Pathfinder Bancorp, Inc, (NASDAQ SmallCap Market; symbol: PBHC, listing: PathBcp). The Bank has nine full service offices located in its market areas consisting of Oswego and Onondaga County.

This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods.  Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.